EXHIBIT 99.1
CSB Bancorp, Inc. announces Management Changes
MILLERSBURG, Ohio—March 28, 2006—CSB Bancorp, Inc. (CSB)- (OTCBB:CSBB.ob) the holding company for The Commercial and Savings Bank, announced today that Eddie L. Steiner has been appointed President and CEO of the holding company.
The Board of Directors of The Commercial and Savings Bank named Rick L. Ginther, President and CEO of The Commercial and Savings Bank. Mr. Ginther was also appointed to the bank’s Board of Directors. Mr. Ginther has served as interim Chief Executive Officer of CSB and the Bank since March 3, 2006.
Commenting on the appointments, Robert K. Baker, Chairman of CSB Bancorp, Inc. said, “We are extremely pleased to have Mr. Steiner take the helm of the holding company and thrilled to have Mr. Ginther as President and CEO of the bank. Our board is very confident that Mr. Steiner, Mr. Ginther and the Management team will continue to build the company’s financial strength.”
Steiner currently serves as a director of CSB Bancorp and will begin his duties on April 19, 2006. As President and CEO of the holding company he will assume oversight of the strategic plan and assessment of growth opportunities to maximize shareholder value. He has been a director of CSB Bancorp since 2001 and has served on various board committees. He is past chair of the board’s Compliance and Succession committees, and has chaired the company’s Audit committee for the past three years.
Steiner is a licensed CPA having earned his Bachelors of Science in Accounting from the University of Akron. He is a member of both the AICPA and OSCPA. Steiner comes to CSB from Smith Dairy Products Company where he served on senior management as Vice President, Production for the past fourteen years and on various industry committees.
Active in his community, Steiner has served on the Boards of Mainstreet Orrville, the Orrville Area Chamber of Commerce, Central Christian School, the finance commission of the Ohio Conference of the Mennonite Church and participated in the Dunlap Memorial Hospital Capital Campaign.
He and his wife, Jane are long term residents of the Kidron area and have two grown children.
Rick Ginther, in his role as President and CEO of the Bank, will assume the daily oversight of the bank and play a significant role in CSB’s corporate vision and mission. Prior to serving as Interim CEO of the Bank and Holding Company, Ginther served as Senior Vice President and Chief Lending Officer of CSB since July 2003. Prior to CSB, Ginther spent 30 years at Bank One in various management capacities including Regional President of the Canton area.
Ginther earned his Bachelor of Science Degree in Finance from Kent State University and currently serves on the board of Goodwill Industries of Wayne and Holmes Counties.
He and his wife Helen reside in Wooster and have two grown children.

About CSB Bancorp, Inc.
CSB Bancorp, Inc. is a $320 million financial holding company with its headquarters located in Millersburg, Ohio and is the parent company of The Commercial and Savings Bank. The Bank operates nine banking centers serving Holmes, Tuscarawas, and Wayne Counties. CSB is located on the web at http://www.csb1.com
Contact:
CSB Bancorp, Inc.
Rick L. Ginther, 330-674-9015
rick.ginther@csb1.com
Or
Paula J. Meiler, 330-674-9015
paula.meiler@csb1.com